CONTRIBUTION AGREEMENT

BY AND AMONG

SECURE AMERICA ACQUISITION CORPORATION,

ULTIMATE ESCAPES HOLDINGS, LLC,

ULTIMATE RESORT HOLDINGS, LLC

AND

THE MEMBER REPRESENTATIVE

Dated as of September 2, 2009

3.7	Absence of Undisclosed Liabilities	29
3.8	Information Supplied	29
3.9	Absence of Certain Changes.	30
3.10	Taxes and Returns.	30
3.11	Employee Benefit Plans	32
3.12	Employee Matters	32
3.13	Material Contracts.	32
3.14	Litigation	33
3.15	Transactions with Affiliates	33
3.16	Trust Fund	33
3.17	Investment Company Act	33
3.18	Finders and Investment Bankers	33
3.19	Title to Properties	33
3.20	Indebtedness	34
3.21	NYSE Amex Listing	34
3.22	Board Approval	34
3.23	Insurance	34
3.24	Environmental Matters	34
3.25	Intellectual Property	34
3.26	Regulatory Agreements; Permits.	34
3.27	Representations and Warranties	35
ARTICLE IV COVENANTS		35
4.1	Conduct of Business of the Company and of Secure.	35
4.2	Access and Information; Confidentiality.	39
4.3	No Solicitation.	39
4.4	Restrictive Covenants.	41
4.5	Member Representative.	42
ARTICLE V ADDITIONAL COVENANTS OF THE PARTIES		43
5.1	Notification of Certain Matters	43
5.2	Commercially Reasonable Best Efforts.	44
5.3	Survival of Representations, Warranties and Covenants; Indemnification.	45
5.4	Public Announcements	46
5.5	Option Plan	46
5.6	Proxy Statement.	47
5.7	Reservation of Secure Common Stock and Earn-Out Payment	47
5.8	Special Meetings; Mailing of Proxy Statement	48
5.9	[Intentionally Deleted].	48
5.10	Directors and Officers of Secure	48
5.11	Other Actions	48
5.12	Required Information	49
5.13	Charter Protections; Directors’ and Officers’ Liability Insurance	49
5.14	Intentionally Deleted.	49
5.15	Merger	49
5.16	Derivative Securities	49
5.17	Further Assurances	50
5.18	Founders’ Stock	50

ARTICLE VI CONDITIONS TO CLOSING		50
6.1	Conditions to Each Party’s Obligations	50
6.2	Conditions to Obligations of Secure	51
6.3	Conditions to Obligations of the Company	53
6.4	Frustration of Conditions	54
ARTICLE VII TERMINATION AND ABANDONMENT		54
7.1	Termination	54
7.2	Effect of Termination	55
7.3	Fees and Expenses	55
7.4	Amendment	56
7.5	Waiver	56
ARTICLE VIII TRUST FUND WAIVER		56
8.1	Trust Fund Waiver.	56
ARTICLE IX MISCELLANEOUS		57
9.1	Survival	57
9.2	Notices	57
9.3	Binding Effect; Assignment	58
9.4	Governing Law; Jurisdiction	58
9.5	Waiver of Jury Trial	59
9.6	Counterparts	59
9.7	Interpretation	59
9.8	Entire Agreement	60
9.9	Severability	60
9.10	Specific Performance	60
9.11	Third Parties	60

EXHIBITS:

Exhibit A:	Form of Stock Incentive Plan

Exhibit B:	Form of Amended and Restated Operating Agreement

Exhibit C:	Form of Voting Agreement

Exhibit D:	Form of Registration Rights Agreement

Exhibit E:	Form of Indemnification and Escrow Agreement

Exhibit F:	Form of Underwriter Letter Agreement

Exhibit G:	Form of Founders’ Letter Agreement

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of September 2, 2009 by and among Secure America Acquisition Corporation, a Delaware corporation (“Secure”), Ultimate Resort Holdings, LLC, a Delaware limited liability company (“Ultimate Resort”), Ultimate Escapes Holdings, LLC, a Delaware limited liability company (the “Company”), and the representative  (the “Member Representative”) of the holders of the issued and outstanding membership interests of the Company and Ultimate Resort. Secure, the Company, Ultimate Resort and the Member Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, each of Private Escapes Holdings, LLC, a Delaware limited liability company (“Private Escapes”), and Ultimate Resort has entered into a definitive agreement with the Company pursuant to which Private Escapes and Ultimate Resort shall each contribute to the Company the Member Contribution Property (as hereinafter defined), on terms and conditions substantially similar to and in accordance with those presented by Ultimate Resort to Secure (the “Company Transactions”), in exchange for membership units in the Company, such that Ultimate Resort and Private Escapes shall be members (each, a “Member,” and together, the “Members”) of the Company;

WHEREAS, Secure wishes to contribute the Secure Contribution Property to the Company in exchange for the issuance to Secure of 4,687,500 units in the Company (each, a “Unit,” and collectively, the “Units”); provided such number of Units shall be subject to adjustment upward on a one for one basis to the extent less than 6,250,000 shares of Secure Common Stock (as such term is hereafter defined) are not converted into cash or subject to expected retirement based upon forward contracts immediately following the Closing;

WHEREAS, the board of directors of Secure has declared it to be advisable and in the best interests of Secure and its stockholders to contribute the Secure Contribution Property to the Company and to consummate the transactions contemplated hereby on the terms and conditions set forth herein; and

WHEREAS, the Company and each of the Members have declared it to be advisable and in the best interests of each respective entity and its owners to consummate the Company Transactions and to consummate the transactions contemplated hereby on the terms and conditions set forth herein; and

WHEREAS, the Parties desire that only the Units to be held by the Members be exchangeable for shares of common stock of Secure, $0.0001 par value per share (“Secure Common Stock”), all as to be set forth in the Amended and Restated Operating Agreement of the Company, in the form attached hereto as Exhibit B (the “Operating Agreement”), as further described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

CONTRIBUTIONS

1.1  Contributions to the Company by the Members and Secure.

(a)  Subject to and upon the terms and conditions of this Agreement and the other agreements contemplated hereby, Secure will contribute and deliver to the Company on the Closing Date as of the Effective Time (as each such term is hereinafter defined) a minimum of Twenty Million Dollars ($20,000,000) in immediately available funds (collectively, the “Secure Contribution Property”).  Subject to the minimum threshold set forth above, the Secure Contribution Property shall equal up to Seventy Percent (70%) of the amount of cash held in the Trust Fund (as hereinafter defined) on the Closing Date (i.e., after payments for any conversions by holders of shares of Secure Common Stock into a pro rata portion of the cash held in the Trust Fund), less the following amounts:  (a) all of Secure’s accrued expenses and expenses of the transactions contemplated hereby; (b) an aggregate of Three Million Dollars $3,000,000) payable to Company at Closing to satisfy certain tax liabilities incurred by Ultimate Resort in relation to the transactions contemplated hereby (the “Member Tax Liability”); (c) any and all tax liabilities of Secure; (d) broker and/or financial advisory fees payable to Morgan Joseph & Co., Inc. and SunTrust Robinson Humphrey in connection with the transactions contemplated hereby; (e) Secure’s deferred underwriting discounts and commissions owed in connection with the IPO (as hereinafter defined) in the amount agreed pursuant to the letter agreement attached hereto as Exhibit F; and (f) payments made in relation to bridge loan arrangements, forward contracts or other mechanics entered into in connection with obtaining the Required Secure Vote (as hereinafter defined).

(b)  As a condition to the contribution by Secure of the Secure Contribution Property, each Member will have contributed and delivered to the Company, no later than the Closing Date, all of its respective right title and interest in and to those entities and their respective assets listed under Section 2.1 to the Company Disclosure (the “Member Contribution Property”).

1.2  Issuance of Membership Interests to Secure.  On the Closing and at the Effective Time, subject to the terms and conditions set forth herein and in the Operating Agreement, the Company shall issue to Secure 4,687,500 Units pursuant to Section 3 of the Operating Agreement; provided such number of Units shall be subject to adjustment upward on a one for one basis to the extent less than 6,250,000 shares of Secure Common Stock are not converted into cash or subject to expected retirement based upon forward contracts immediately following the Closing.

1.3  Closing.  Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date on which all of the conditions set forth in Article VI have been satisfied or waived, as the case may be, and when the Secure Contribution Property is contributed to the Company, which contribution shall be consummated and be effective at the time the amendment to Secure’s certificate of incorporation eliminating the text of Article FIFTH thereof in its entirety has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Secure and Ultimate Resort may agree and specify in any certificate of amendment with respect thereto in accordance with the General Corporation Law of the State of Delaware (the “Effective Time”), but in no event later than October 29, 2009 (the “Closing Date”).  The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in New York, New York.

1.4  No Liability.  Notwithstanding any other provision of this Agreement, Secure shall not be liable to any Member for any shares of Secure Common Stock or any amount of cash properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.5  Taking of Necessary Action; Further Action.  If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Secure and the Member Representative shall be and are fully authorized and directed, in the name of and on behalf of Secure, on the one hand, and in the name of and on behalf of Ultimate Resort and the Company, on the other hand, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

1.6  Outstanding Company Derivative Securities.  The Company shall, and shall cause its Subsidiaries to, cause all outstanding options, warrants and other derivative securities of the Company or any Subsidiary to have been terminated or that all holders thereof shall have exercised such securities prior to the Effective Time.  Such exercise may be made contingent upon the occurrence of the Closing and no Person shall have any right to acquire any ownership or other equity interest in the Company or any Subsidiary (other than Secure at Closing).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by Ultimate Resort and the Company are qualified by those disclosures and exceptions set forth in the Company disclosure schedule (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2; provided, that if any section or subsection of the Company Disclosure Schedule discloses an item or information in such a way as to make its relevance to the disclosure required on another section or subsection of the Company Disclosure Schedule reasonably apparent, then the applicable item or information will be deemed to have been also disclosed in such other section or subsection of the Company Disclosure Schedule. From the date hereof through the Effective Time, Ultimate Resort and the Company hereby make the representations and warranties set forth below to Secure with respect to the Company on the basis that the Company Transactions have been consummated.

2.1  Due Organization and Good Standing.

(a)  Each of the Company and each subsidiary of the Company listed on Section 2.1 of the Company Disclosure Schedule (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”) is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to result in a Company Material Adverse Effect. The Company has heretofore made available to Secure accurate and complete copies of the Company’s certificate of formation and Operating Agreement, as amended to date and as currently in effect (the “Company Organization Documents”) and the equivalent organizational documents of each of the Company Subsidiaries, each as amended to date and as currently in effect (the “Company Subsidiary Organization Documents”). None of the Company or any Company Subsidiary is in violation of any Company Organization Document or Company Subsidiary Organization Document, as the case may be.

(b)  To the knowledge of the Company, the minute books of the Company and each Company Subsidiary contain true, complete and accurate records of all meetings and consents in lieu of meetings of its respective board of directors or managers, if applicable (and any committees thereof), similar governing bodies and Members (“Corporate Records”).  Copies of all such Corporate Records of the Company have been heretofore made available to Secure or Secure’s counsel.

(c)  The transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the membership interests of the Company (the “Membership Interests”) and other securities of the Company.  Copies of all such records of the Company have been heretofore made available to Secure or Secure’s counsel.

For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the assets, liabilities, business, financial condition or operating results of the Company and the Company Subsidiaries, taken as a whole, except any changes or effects after the date hereof directly or indirectly attributable to (i) general political, economic, financial, capital market or industry-wide conditions (except to the extent that the Company is affected in a disproportionate manner relative to other companies in the industries in which the Company and the Company Subsidiaries conduct business), (ii) the announcement of the execution of this Agreement, or the pendency of the consummation of the transactions contemplated by this Agreement, (iii) any condition described in the Company Disclosure Schedule, (iv) any change in GAAP or interpretation thereof after the date hereof, (v) the execution by the Company and performance of or compliance by the Company with this Agreement, (vi) any failure to meet any financial or other projections, or (vii) any breach by Secure of this Agreement.

2.2  Title to Securities; Capitalization.  i)  The Members collectively hold of record and own all of the Membership Interests, and such Membership Interests are held free and clear of any restrictions on transfer, Encumbrances (other than as disclosed on Section 2.2(a) of the Company Disclosure Schedule, any restriction under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” securities Laws), Taxes, warrants, purchase rights, contracts, assignments, commitments, equities, claims and demands. No Member is a party to any option, warrant, purchase right, or other contract or commitment that could require such Member to sell, transfer, or otherwise dispose of his Membership Interest, other than this Agreement.  Other than as disclosed on Section 2.2(a) of the Company Disclosure Schedule, no Member is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of his Membership Interest, other than this Agreement. The Membership Interests held by the Members are not subject to preemptive rights, conversion price adjustment rights or rights of first refusal created by any agreement to which any Member is a party.

(b)  Except as disclosed on Section 2.2(b) of the Company Disclosure Schedule, and except for the Membership Interests held by the Members, no membership or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such membership or other equity or voting interest, of the Company is issued and outstanding. The Membership Interests are duly authorized, validly issued, fully paid and non-assessable and were not issued in material violation of any applicable foreign, federal or state securities Laws or the Company Organization Documents. The Company has not entered into any other agreements or commitments to issue any membership interests and has not split, combined or reclassified the Membership Interests.

(c)  Except as otherwise described on Section 2.2(c) of the Company Disclosure Schedule, the Company directly or indirectly owns all of the capital stock of, or other equity interests in, the Company Subsidiaries. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued membership interests of, or other equity interests in, the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or membership interests of, or other equity interest in, the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating any of the Company Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interest. There are no outstanding obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any membership interests, capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(d)  Other than as set forth on Section 2.2(d) of the Company Disclosure Schedule, there are no stockholders or members agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the Membership Interests or the capital stock or equity interests of any Company Subsidiary.

(e)  Section 2.2(e) of the Company Disclosure Schedule lists all of the Company’s Indebtedness.  As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than Expenses and current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under financing leases, (D) all obligations in respect of acceptances issued or created, (E) all liabilities secured by an Encumbrance on any property and (F) all guarantee obligations.  Notwithstanding the foregoing in no event shall Indebtedness include any liability to any of the members of the Company’s destination clubs.

(f)  From December 31, 2008 through the date hereof, except as otherwise described on Section 2.2(f) of the Company Disclosure Schedule, the Company has not declared or paid any distribution or dividend in respect of the Membership Interests and has not repurchased, redeemed or otherwise acquired any Membership Interest of the Company, and the board of managers of the Company has not authorized any of the foregoing.

(g)  The Members are sophisticated sellers with respect to the Membership Interests, have adequate information concerning the business and financial condition of Secure and its Subsidiaries and their respective assets, have been given the information necessary to make an informed decision regarding this Agreement and the transactions contemplated hereby and have independently made their analysis and decision to enter into and consummate this Agreement based upon such information the Members deem appropriate. Notwithstanding the foregoing, no information or knowledge obtained by the Members as described herein will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement.

(h)  The Members are each an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The financial condition of each Member is such that he is able to bear the risk of holding the Secure Common Stock for an indefinite period of time and the risk of loss of his entire investment. The Members have had the opportunity to ask questions of and receive answers from the management of Secure and its Subsidiaries concerning the investment in the Secure Common Stock and have sufficient knowledge and experience in investing in companies similar to Secure in terms of its stage of development so as to be able to evaluate the risks and merits of its investment in Secure. The Members are acquiring the Secure Common Stock for investment, for their own account, and not for resale or with a view to distribution thereof in violation of the Securities Act, and the rules and regulations promulgated thereunder. Except as otherwise described on Section 2.2(h) of the Company Disclosure Schedule, the Members have not entered into an agreement or understanding with any other Person to resell or distribute the Secure Common Stock.

2.3  Subsidiaries.

(a)  Section 2.3(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each of the Company Subsidiaries and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth on Section 2.3(a) of the Company Disclosure Schedule, all of the capital stock and other equity interests of the Company Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Encumbrance (other than any restriction under the Securities Act, or any state “blue sky” securities Laws) with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable, and with respect to the Company Subsidiaries that are limited liability companies, are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and were not issued in material violation of any applicable foreign, federal or state securities Laws. Neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or voting interests (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests) in any other Person other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the Company Subsidiaries owned by the Company or another Company Subsidiary.

(b)  Section 2.3(b) of the Company Disclosure Schedule lists all jurisdictions in which each of the Company and each Company Subsidiary is qualified to conduct its respective business.

2.4  Authorization; Binding Agreement.  The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. Notwithstanding anything in this Section 2.4 to the contrary, the affirmative vote of (i) the Members of the Company holding at least fifty-one percent (51%) of the issued and outstanding Company Membership Interests entitled to vote on the approval and adoption of this Agreement and (ii) JDI Ultimate, L.L.C., a Delaware limited liability company (the “Required Company Vote”) is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby.  Other than as disclosed on Section 2.4(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by  all necessary action on the part of the Company (including the approval by its Members, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and (ii) no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5  Governmental Approvals.  Except as otherwise described in Section 2.5 of the Company Disclosure Schedule, to the knowledge of the Company no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of the Company or any of the Company Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) for applicable requirements, if any, of the Securities Act, the Exchange Act of 1934, as amended (the “Exchange Act”), or any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) pursuant to Antitrust Laws, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to result in a Company Material Adverse Effect or prevent consummation of the transactions contemplated by this Agreement.

2.6  No Violations.  Except as otherwise described in Section 2.6 of the Company Disclosure Schedule, to the knowledge of the Company the execution and delivery by the Company of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of any Company Organization Document or Company Subsidiary Organization Document, (b) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Company Material Contract, (c) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) (other than any Permitted Encumbrances) upon any of the properties, rights or assets of the Company or any of the Company Subsidiaries, or (d) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which the Company or any of the Company Subsidiaries or any of their respective assets or properties is subject, except, in the case of clauses (b), (c) and (d) above, for any deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect. Notwithstanding anything in this Section 2.6 to the contrary, the Required Company Vote is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby. For purposes of this Agreement, “Encumbrance” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restrictions (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

2.7  Ultimate Resort Financial Statements.

(a)  As used herein, the term “Ultimate Resort Financials” means the Ultimate Resort’s audited consolidated financial statements (including, in each case, any related notes thereto), consisting of the Ultimate Resort’s balance sheets, statements of income and statements of cash flow, as of December 31, 2006, December 31, 2007 and December 31, 2008 and the unaudited consolidated financial statements as of June 30, 2009 (the “June 30, 2009 Financials”) and any subsequent quarter. True and correct copies of the Ultimate Resort Financials are attached hereto on Section 2.7(a) of the Company Disclosure Schedule. The Ultimate Resort Financials (i) in all material respects accurately reflect Ultimate Resort’s books and records as of the times and for the periods referred to therein, and (ii) were prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as set forth on Section 2.7(a) of the Company Disclosure Schedule or as disclosed in the footnotes thereto and except for the interim financials for 2009 which are produced on a modified GAAP/Adjusted EBITDA basis). The Ultimate Resort Financials will, as of the Closing Date, (i) in all material respects accurately reflect Ultimate Resort’s books and records as of the times and for the periods referred to therein, (ii) be prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as set forth on Section 2.7(a) of the Company Disclosure Schedule or as disclosed in the footnotes thereto and except for the interim financials for 2009 which are produced on a modified GAAP/Adjusted EBITDA basis), (iii) fairly present in all material respects the consolidated financial position of Ultimate Resort as of the respective dates thereof and the consolidated results of Ultimate Resort’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the Proxy Statement, will comply as of the Closing Date, (A) in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC and (B) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as set forth on Section 2.7(a) of the Company Disclosure Schedule or as disclosed in the footnotes thereto and except for the interim financials for 2009 which are produced on a modified GAAP/Adjusted EBITDA basis).

(b)  To the knowledge of the Company, Ultimate Resort has disclosed to Secure, Ultimate Resort’s outside auditors and Ultimate Resort’s management any material fraud that involves management or other employees who have a significant role in Ultimate Resort’s internal controls over financial reporting.

(c)  None of the Company, any Company Subsidiary, or any manager, director, officer, or to the Company’s knowledge, any auditor or accountant of the Company or any Company Subsidiary or any employee of the Company or any Company Subsidiary has received any written complaint, allegation, assertion or claim from any Governmental Authority regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No Key Employee and no member of Company management has received written notice from any Governmental Authority or any Person of any material violation of consumer protection, insurance or securities Laws by the Company, any Company Subsidiary or any of their respective officers, managers, directors, employees or agents.

2.8  Absence of Certain Changes.

(a)  From December 31, 2008 through the date hereof, to the knowledge of the Company and except as described in Section 2.8(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and since such time, there has not occurred any action that would constitute a breach of Section 4.1.

(b)  From December 31, 2008 through the date hereof, to the knowledge of the Company, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Company Material Adverse Effect.

2.9  Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the Company Financials (as of the Closing Date), to the knowledge of the Company, from December 31, 2006 through the date hereof, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of the type required to be reflected on a balance sheet that is not adequately reflected or reserved on or provided for in the Company Financials, other than liabilities of the type that have been incurred in the ordinary course of business consistent with past practice.

2.10  Compliance with Laws. Except as set forth in Section 2.10 of the Company Disclosure Schedule and to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation of, nor has it received, from December 31, 2006 through the date hereof, any written notice of any conflict with, or default or violation of, (a) any applicable Law by which it or any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Material Contract, except, in each case, for any deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect.

2.11  Regulatory Agreements; Permits.

(a)  There are no written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which the Company or any Company Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b)  Except as disclosed in Section 2.11(b) of the Company Disclosure Schedule, each of the Company, the Company Subsidiaries, and each employee of the Company or any Company Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company or such Company Subsidiary, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct the Company’s or the Company Subsidiaries’ respective business as presently conducted, and to own, lease and operate the Company’s or the Company Subsidiaries’ respective assets and properties (collectively, the “Company Permits”). To the knowledge of the Company, all of the Company Permits have been made available to Secure and all are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure of any Company Permits to have been in full force and effect, or the suspension or cancellation of any of the Company Permits, would not reasonably be expected to result in a Company Material Adverse Effect. The Company and the Company Subsidiaries are not in violation in any material respect of the terms of any Company Permit.  To the knowledge of the Company, the rights and benefits of each Company Permit will be available to the Company and the Company Subsidiaries immediately after the Closing on terms substantially identical to those enjoyed by the Company and the Company Subsidiaries immediately prior to the Closing.

(c)  No investigation, review or market conduct examination by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened.

2.12  Litigation.

(a)  Except as disclosed in Section 2.12(a) of the Company Disclosure Schedule, there is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending before any Governmental Authority of competent jurisdiction (each, an “Action”), or, to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to result in a Company Material Adverse Effect. There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Company Material Adverse Effect. The Company and the Company Subsidiaries are in material compliance with all Orders. There is no material Action that the Company or any of the Company Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of the Company, threatened against the Company involving a claim against the Company for false advertising with respect to any of the Company’s products or services.

(b)  There is no Action pending or, to the knowledge of the Member, threatened against such Member that would reasonably be expected to, individually or in the aggregate, prevent or delay the consummation of the transactions contemplated by this Agreement. There is no Order binding against such Member or his Membership Interest that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement.

2.13  Restrictions on Business Activities.  There is no Order binding upon the Company or any of the Company Subsidiaries that has the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of the Company or any of the Company Subsidiaries as their businesses are currently conducted, any acquisition of property by the Company or any of the Company Subsidiaries, the conduct of business by the Company or any of the Company Subsidiaries as currently conducted, or the ability of the Company or any of the Company Subsidiaries from engaging in business as currently conducted or from competing with other parties, except for such Orders that would not reasonably be expected to result in a Company Material Adverse Effect.

2.14  Material Contracts.

(a)  Section 2.14(a) of the Company Disclosure Schedule sets forth a list of, and the Company has made available to Secure, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other instrument (other than this Agreement or any ancillary agreement contemplated hereby) currently in effect to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary, or any of their respective properties or assets are bound or affected as of the date hereof (each, a “Company Material Contract”) that:

(i)  contains covenants that materially limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the transactions contemplated hereby, could materially restrict the ability of Secure or any of its affiliates) (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company or any Company Subsidiary upon notice of 60 days or less;

(ii)  involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iii)  is not a routine operating contract and that otherwise is or may be material to the businesses, operations, assets or condition (financial or otherwise) of the Company and the Company Subsidiaries;

(iv)  involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v)  evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $250,000;

(vi)  involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vii)  by its terms calls for aggregate payments by the Company or the Company Subsidiaries under such contract of more than $250,000 per year;

(viii)  with respect to any material acquisition of another Person, pursuant to which the Company or any Company Subsidiary has (A) any continuing indemnification obligations in excess of $250,000 or (B) any “earn out” or other contingent payment obligations;

(ix)  other than in the ordinary course of business, obligates the Company or any Company Subsidiary to provide continuing indemnification or a guarantee of obligations after the date hereof in excess of $250,000;

(x)  is between the Company or any Company Subsidiary and any of their respective managers, directors or executive officers that cannot be cancelled by the Company (or the applicable Company Subsidiary) within 60 days’ notice without material liability, penalty or premium;

(xi)  other than in the ordinary course of business, obligates the Company or any Company Subsidiary to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii)  relates to the development, ownership, licensing or use of any Intellectual Property material to the business of the Company or any Company Subsidiary, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software Agreements”); or

(xiii)  provides for any standstill arrangements.

(b)  Except as disclosed on Section 2.14(b) of the Company Disclosure Schedule, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company or the Company Subsidiary party thereto (subject to Enforceability Exceptions) and, to the Company’s knowledge, the other party thereto, and other than such contracts that have expired by their terms, in full force and effect; (ii) the consummation of the transactions contemplated by the Agreement will not affect the terms, validity or enforceability of the Company Material Contract against Secure or such Company Subsidiary and, to the Company’s knowledge, the other party thereto; (iii) to the knowledge of the Company, neither the Company nor any Company Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Company or any Company Subsidiary, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company or any of the Company Subsidiaries, under such Company Material Contract, and (v) no other party to such Company Material Contract has notified the Company or any Company Subsidiary in writing that it is terminating or considering terminating the handling of its business by the Company or any Company Subsidiary or in respect of any particular product, project or service of the Company, or is planning to materially reduce its future business with the Company or any Company Subsidiary in any manner except, with respect to each of clauses (i) through (v), for any deviations from any of the foregoing or that would not reasonably be expected to result in a Company Material Adverse Effect.

2.15  Intellectual Property.

(a)  Section 2.15(a) of the Company Disclosure Schedule contains a list of: (i) all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration, and material unregistered Intellectual Property, in each case that is, owned by the Company or any of the Company Subsidiaries and is material to the business of the Company (“Company Intellectual Property”); and (ii) all material Intellectual Property, other than as may be licensed pursuant to Off-the-Shelf Software Agreements, that is licensed to the Company or any of the Company Subsidiaries and is material to the business of the Company (“Licensed Intellectual Property”).  Except where failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to result in a Company Material Adverse Effect, each of the Company and the Company Subsidiaries (x) has all right, title and interest in and to all Company Intellectual Property owned by it, free and clear of all Encumbrances, other than Permitted Encumbrances, and (y) has valid rights in and to all of its Licensed Intellectual Property. Neither the Company nor any of the Company Subsidiaries has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, would infringe, dilute or misappropriate, the Intellectual Property rights of any Person, and to the knowledge of the Company there is no valid basis for any such allegation. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will impair or materially alter the Company’s or any Company Subsidiary’s rights to any Company Intellectual Property or Licensed Intellectual Property. All of the rights within the Company Intellectual Property and the license rights to the Licensed Intellectual Property are valid, enforceable and subsisting and there is no Action that is pending or, to the knowledge of the Company, threatened that challenges the rights of the Company or any of the Company Subsidiaries in respect of any Company Intellectual Property or Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. The Company Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to the Company or the Company Subsidiaries and used in or necessary for the operation by the Company and the Company Subsidiaries of their respective businesses as currently conducted. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Licensed Intellectual Property.

(b)  For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations in part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign registered and unregistered copyrights, and registrations and applications for registration thereof; and copyrightable works; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information, including know-how.

2.16  Employee Benefit Plans.

(a)  Section 2.16(a) of the Company Disclosure Schedule lists, with respect to the Company and the Company Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all material loans from the Company to managers, officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”)) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “Company Benefit Plans”). The term Company Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with the Company and the Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) has any liability.

(b)  Other than as would not reasonably be expected to result in a Company Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Company Benefit Plan, (ii) each Company Benefit Plan has been administered in material accordance with its terms and in material compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) the Company and each Company ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or violation of, and to the knowledge of the Company there has not been any default or violation by any other party to, any of the Company Benefit Plans that are subject to Title IV of ERISA, (iv) all contributions and premiums required to be made by the Company or any Company ERISA Affiliate to any Company Benefit Plan subject to Title IV of ERISA have been made on or before their due dates, including any legally permitted extensions. Except with respect to claims for benefits in the ordinary course, no Action has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor (the “DOL”) or other Governmental Authority (other than as would not result in a Company Material Adverse Effect). Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005.

(c)  Except as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to the Company Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which the Company is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of the Company or any of the Company Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of the Company or any of the Company Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of the Company, or increase the amount of compensation due any such employee, director or consultant.

(d)  None of the Company Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e)  No Company Benefit Plan maintained by the Company or any of the Company Subsidiaries provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of the Company Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f)  Neither the Company nor any Company ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or (ii) "multiemployer plan" as defined in Section 3(37) of ERISA.

2.17  Taxes and Returns.

(a)  Definitions.

(i)  For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any amount of any of the foregoing for which a Person may be liable by reason of Treasury Regulations Section 1.1502-6, as a successor or transferee, or by contract, indemnity or otherwise.

(ii)  “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to any particular Code section shall include any revision, successor, predecessor to that section, regardless of how numbered or classified, and any corresponding provision of state, local, or foreign Tax law.

(iii)  “Taxing Authority” means any governmental authority responsible for the administration or imposition of any Tax.

(iv)  “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.  Any reference to any particular Treasury Regulations section shall include any revision, successor, predecessor to that section, regardless of how numbered or classified, and any corresponding provision of state, local, or foreign Tax law.

(b)  Tax Returns and Audits.

(i)  As of the Closing Date, the Company and each of the Company Subsidiaries have filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company and each of the Company Subsidiaries with any Taxing Authority prior to the date hereof.  All such Returns are true, correct and complete in all respects.  Neither the Company nor any of the Company Subsidiaries has requested or been granted any extension of time to file any Return that has not been filed.  The Company Disclosure Schedule lists all Returns filed with respect to the Company.  As of the Closing Date, the Company and each of the Company Subsidiaries have paid all Taxes due (whether or not such Taxes are shown or required to be shown on any Return).

(ii)  As of the Closing Date, all Taxes that the Company or each of the Company Subsidiaries is required by law to withhold or collect have been duly withheld or collected, and have been paid over to the proper Taxing Authority to the extent due and payable.

(iii)  As of the Closing Date, none of the Company or any of the Company Subsidiaries will be delinquent in the payment of any Tax nor is there any material Tax deficiency outstanding, assessed or, to the knowledge of the Company, proposed against the Company or any of the Company Subsidiaries.  Neither the Company nor any of the Company Subsidiaries has been made aware in writing of any proposed reassessments by any Taxing Authority of the value or other tax base of any property owned by the Company or any of the Company Subsidiaries.  Neither the Company nor any of the Company Subsidiaries has executed any unexpired waiver of any statute of limitations extending or waiving the period for the assessment or collection of any Tax.  There are no liens for Taxes upon the assets of the Company or the Company Subsidiaries, other than for current Taxes not yet due and payable.

(iv)  There is no action, audit, proceeding (whether administrative or judicial), or other examination of any Return of the Company or any of the Company Subsidiaries by any Taxing Authority in progress, pending, or, to the knowledge of the Company, threatened relating to Taxes of the Company or any of the Company Subsidiaries.

(v)  No adjustment relating to any Returns filed by the Company or any of the Company Subsidiaries has been proposed in writing, formally or informally, by any Taxing Authority to the Company or any of the Company Subsidiaries or any of the officers and directors thereof.

(vi)  As of the Closing Date, neither the Company nor any of the Company Subsidiaries has any liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Company Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company and the Company Subsidiaries in the ordinary course of business.

(vii)  Neither the Company nor any of the Company Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated, or unity group filing an income Tax Return (other than a group the common parent of which was Company), (B) is a party to or bound by any Tax sharing or allocation agreement, or (C) is presently liable for the Taxes of any other Person, including, but not limited to: (i) by reason of Treasury Regulations Section 1.1502-6; (ii) as a transferee or successor; or (iii) by contract or indemnity.

(viii)  Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any:  (i) adjustment pursuant to Section 481 of the Code associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any governmental authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method, or open transaction method of accounting; or (iv) election under Section 108(i) of the Code to defer debt discharge income.

(ix)  The Company is, for Tax purposes, a partnership (within the meaning of Section 7701 of the Code), at no time has the Company elected or been treated as other than a partnership for Tax purposes, and no Taxing Authority has ever challenged or questioned the Company’s status as a partnership.

(x)  Neither the Company nor any of the Company Subsidiaries has ever distributed the stock of another Person in a transaction that was intended to be governed in whole or in part by Section 355 of the Code.

2.18  Finders and Investment Bankers.

(a)  Except as set forth on Section 2.18(a) of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

(b)  No Member has incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Member.

2.19  Title to Properties; Assets.

(a)  “Owned Real Property” shall mean each piece of real property owned in fee simple (or with respect to real property located outside the United States, such other similar form of title as may be described in the title policy for such parcel) by the Company or any of the Company Subsidiaries (including all land, easements, development rights and other rights and interests appurtenant thereto including interests in buildings, structures, improvements and fixtures located thereon) which Owned Real Property is described on Section 2.19(a) of the Company Disclosure Schedule attached hereto and made a part hereof.  The Owned Real Property constitutes all of the real property owned by the Company or any of the Company Subsidiaries in connection with the businesses of the Company and the Company Subsidiaries.

(b)  “Leased Real Property” shall mean each property leased, subleased, licensed, or otherwise occupied by the Company or any of the Company Subsidiaries pursuant to a lease, sublease, license, or other occupancy agreement and all amendments, modifications, and supplements thereto, excluding leases for individual condominium units at any Owned Real Property, all of which condominium unit leases are with Persons not affiliated with the Company for fair market value on reasonable and customary terms, (each, a “Lease”) (including all rights included in any Lease for a Leased Real Property to use or occupy any land, buildings, including sales kiosks, and improvements thereon), which Leased Real Property is described on Section 2.19(b) of the Company Disclosure Schedule attached hereto and made a part hereof.  A true, correct and complete copy of each Lease for each Leased Real Property is described on Section 2.19(b) of the Company Disclosure Schedule, a copy of each of which has been delivered to Secure or its representatives prior to the date hereof.  The Leased Real Property constitutes all of the real property leased, subleased, licensed, or otherwise occupied by the Company and any of its Subsidiaries.

(c)  [Intentionally Deleted]

(d)  [Intentionally Deleted]

(e)  “Real Property” shall mean, collectively, the Owned Real Property, and the Leased Real Property.

(f)  To the knowledge of the Company, each Lease is binding, enforceable, in full force and effect and neither the Company nor any of its Subsidiaries have received written notice or otherwise have knowledge that they are in default or in breach under such Lease except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  To the knowledge of the Company no  event or omission, which, with the passage of time or the giving of notice or both, would comprise a default, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  To the knowledge of the Company, no landlord, sublandlord, licensor or other Person that is a party to any Lease (other than Company or a Company Subsidiary) is in default in respect of its obligations under such Lease and no event or omission has occurred, which, with the passage of time or the giving of notice or both, would cause any such Person to be in default in a material respect of its obligations under such Lease.  Neither the Company nor any of the Company Subsidiaries have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment under any of the Leases.  The transactions contemplated by this Agreement do not require the consent of any Person or party to any Lease (or any consent the absence of which would not cause a Company Material Adverse Effect), and will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing.  No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under which Lease which has not been redeposited in full by Company or any Company Subsidiary.  Except as may be disclosed in a Lease, the Company and the Company Subsidiaries do not owe, nor will they owe in the future, any brokerage commissions or finder’s fees with respect to such Lease which is not paid.  No party to any Lease (except where such party is the Company or a Company Subsidiary) has an economic interest in the Company or a Company Subsidiary.  Neither the Company nor any Company Subsidiary has (i) assigned, subleased, licensed or otherwise granted any Person (except where such Person is the Company or a Company Subsidiary) the right to use or occupy such Leased Real Property or any portion thereof, or (ii) collaterally assigned or granted any other security interest in any Lease or any interest therein.

(g)  With respect to the Real Property, as applicable:  (i) other than any of the rights that the members in the Company’s destination clubs may hold, which are set forth on Section 2.19(g) of the Company Disclosure Schedule, the Company or the  Company Subsidiaries, as the case may be, have good and marketable fee simple interest in the Real Property and a valid leasehold interest in the Leased Real Property, free and clear of any use or occupancy restrictions, Liens, encumbrances, and easements or title defects, except as set forth in the Company Financials or on any existing title insurance policy, deed, or survey, that have had or could have a Company Material Adverse Effect on the Company’s, or any of its Company Subsidiaries’, as the case may be, use and occupancy of the Real Property; and (ii) neither the Company nor any of its Subsidiaries have received written notice (A) of any condemnation, eminent domain or similar proceeding affecting any portion of the Real Property or any access thereto or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation or of any possible widening of streets abutting all or any portion of the Real Property, and, to the knowledge of the Company, no such proceedings are contemplated, (B) of the imposition of any special taxes or assessments by a governmental authority, or payments in lieu thereof, against all or any portion of the Real Property, or any pending improvement liens to be made by any governmental authority which may affect any Real Property, (C) from or on behalf of any existing insurance carriers indicating that the insurance rates for all or any portion of any of the Real Property will be substantially increased or that alterations of any Real Property are required, and (D) the curtailment of any utility service supplied to any Real Property.

(h)  Prior to the date hereof, the Company has furnished or made available to Secure or its representatives true and correct copies of all deeds, mortgages, surveys, licenses, leases, title insurance policies and permanent certificates of occupancy (or documents equivalent to certificates of occupancy in the jurisdiction where the Real Property is located) with respect to the Real Property that are in the possession of Company or the Company Subsidiaries.

(i)  Neither the Company nor the Company Subsidiaries have received written notice of, and to the knowledge of the Company and the Company Subsidiaries there are no, outstanding claims made by or against the Company or any applicable Company Subsidiary with respect to title or ownership of the Owned Real Property.

(j)  Neither the Company nor any of the Company Subsidiaries is obligated under or a party to, and none of the Owned Real Property is subject to, any option, right of first refusal, right of first offer or other obligation to sell, transfer, dispose of, grant any interest in or lease any of the Owned Real Property or any portion thereof or interest therein to any Person other than (x) the Company and the Company Subsidiaries or (y) such leases, subleases, licenses, concessions or other agreements entered into by the Company or the Company Subsidiaries in the ordinary course of business (the documents described in this clause (y), the “Owned Real Property Leases”), which Owned Real Property Leases are described on Section 2.19(j) of the Company Disclosure Schedule attached hereto and made a part hereof.  The Owned Real Property Leases are in full force and effect and neither the Company nor any of the Company Subsidiaries have received written notice or otherwise have knowledge that they are in default or in breach under any such Lease except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  To the knowledge of the Company no event or omission under any Owned Real Property Lease, which, with the passage of time or the giving of notice or both, would cause a default except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of the Company Subsidiaries have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment under any Owned Real Property Lease.

(k)  To the knowledge of the Company, there are no facts or conditions affecting any of the improvements upon or constituting a part of the Real Property (including, but not limited to, the buildings, structures, fixtures, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, elevator mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein) (the “Improvements”), except for such Improvements that are in the process of being developed or constructed (which, upon substantial completion, shall be adequate for the purposes for which they are intended to be used in the ordinary course of business), which would reasonably be expected to have a Company Material Adverse Effect.

(l)  There are no Construction Contracts with amounts payable as of June 30, 2009 that equal or exceed $1,000,000.  As used herein, a “Construction Contract” shall mean each development agreement, master architectural contract or general contractor agreement to which the Company or any of the Company Subsidiaries is a party with respect to any present or contemplated construction by the Company or any Company Subsidiary for which no certificate of occupancy has been obtained.  To the Company's knowledge, it has not received written notice that it or any other party thereto, is presently in default and there are no facts or circumstances which, with or without the passage of time or both, would result in a breach of any of the terms thereof by it or any such other party, except for such defaults as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

2.20  Employee Matters.

(a)  Except as set forth in Section 2.20(a) of the Company Disclosure Schedule, there are no Actions pending or, to the knowledge of the Company, threatened involving the Company or any Company Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To the Company’s knowledge, since June 30, 2009, there has been: (i) no labor union organizing or attempting to organize any employee of the Company or any of the Company Subsidiaries into one or more collective bargaining units with respect to their employment with the Company or any of the Company Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any of the Company Subsidiaries pending with respect to their employment with the Company or any of the Company Subsidiaries or threatened against the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of the Company Subsidiaries and no such agreement is currently being negotiated.

(b)  Except as set forth on Section 2.20(b) of the Company Disclosure Schedule, to the knowledge of the Company, the Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against the Company or any of the Company Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust to any Governmental Authority, with respect to unemployment compensation benefits, Taxes, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as would not result in any material liability to the Company or any Company Subsidiary, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)  Each of James Tousignant, Richard Keith and Phil Callaghan (collectively, the “Key Employees”) are currently employed by the Company in connection with the operation of its business. Section 2.20(c) of the Company Disclosure Schedule accurately sets forth each Key Employee’s (i) job title, (ii) date of hire, (iii) base compensation, and (iv) additional material compensation paid or otherwise accrued since January 1, 2007. Other than James Tousignant, the Key Employees are employed at will.

2.21  Environmental Matters.  Neither the Company nor any of the Company Subsidiaries have received any notice or claim, or entered into any negotiations or agreements with any Person, that would impose a material liability or obligation under any Environmental Law.

“Environmental Laws” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls and (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5.

2.22  Transactions with Affiliates.  Except as set forth in Section 2.22 of the Company Disclosure Schedule, other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or any Company Subsidiary, (c) for other employee benefits made generally available to all employees, (d) with respect to any Person’s ownership of membership interests, capital stock or other securities of the Company or any Company Subsidiary or such Person’s employment with the Company or any Company Subsidiary, or (e) as stated in the Company Financials, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (y) present manager, officer or director of either the Company or any of the Company Subsidiaries or (z) record or beneficial owner of more than 5% of the outstanding Company Membership Interests as of the date hereof (each, an “Affiliate Transaction”).

2.23  Insurance.  Section 2.23 of the Company Disclosure Schedule sets forth a list of all material insurance policies covering the properties and activities of the Company, the Company Subsidiaries and their respective businesses. All such policies are in full force and effect and shall be kept in full force and effect in the ordinary course of business.  Neither the Company nor any Company Subsidiary have received any written notice of cancellation or non-renewal with respect to such policies. Neither the Company nor any Company Subsidiary have received written notice, nor does the Company have knowledge that it is in default with respect to its obligations under such insurance policies. Except as set forth on Section 2.23 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has been refused any insurance coverage obtained for the purpose of protecting and insuring against any material loss or exposure, nor has any such coverage been limited or cancelled by any insurance carrier to which the Company or any such Company Subsidiary has applied for any such insurance or with which the Company or any such Company Subsidiary has carried insurance, nor has there been any significant increase in the premiums paid under any such policy during the past five (5) years. To the knowledge of the Company, all such insurance policies provide adequate coverage for all normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets, including construction projects.  Section 2.23 of the Company Disclosure Schedule identifies those pending (or, to the knowledge of the Company, threatened) Actions with respect to which an insurance carrier has denied coverage or has advised the Company or the relevant Company Subsidiary that it is defending such claim under reservation of rights and which, if determined or resolved adversely to the Company or the Company Subsidiaries, could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.24  Books and Records.  Except to the extent that failure to do so would not have a Company Material Adverse Effect, all of the books and records of the Company and the Company Subsidiaries are complete and accurate in all material respects and, to the knowledge of the Company, have been maintained in the ordinary course and in accordance with applicable Laws.

2.25  Board Approval; Required Vote.  The board of managers of the Company has, as of the date of this Agreement, determined (i) that the transactions contemplated by this Agreement are fair to, and in the best interests of the Company and its Members, and (ii) to recommend that the Members of the Company approve this Agreement.

2.26  Information Supplied.  None of the information supplied or to be supplied by the Company or the Members expressly for inclusion or incorporation by reference in Secure’s proxy statement (as amended or supplemented, the “Proxy Statement”) (and any amendment or supplement thereto), at the time of filing with the SEC and at the time it becomes effective, and at the time of mailing of the Proxy Statement and at the time of the Special Meeting, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by the Company or the Members expressly for inclusion or incorporation by reference in any of the Signing Form 8-K, the Signing Press Release, the Closing Form 8-K and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company and the Members make no representation, warranty or covenant with respect to any information supplied by Secure which is contained in the Proxy Statement including any Ancillary Public Disclosures.

2.27  Accounts Receivable.  Section 2.27 of the Company Disclosure Schedule sets forth as of June 30 2009, all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company and/ or the Company Subsidiaries, in accordance with GAAP (the “Accounts Receivable”). All Accounts Receivable arose in the ordinary course of business and represent bona fide revenues of the Company and/ or the Company Subsidiaries arising from their respective businesses. To the Company’s knowledge, none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor.

2.28  Representations and Warranties.  The representations and warranties of the Company included in this Agreement, as modified by the Company Disclosure Schedule, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.  Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other Person makes any representation or warranty with respect to the Company or the Company Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Secure or any of its affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SECURE

The following representations and warranties by Secure to the Company are qualified by those disclosures and exceptions set forth in the Secure SEC Reports, the Additional Secure SEC Reports (each as defined below) and the Secure disclosure schedule (the “Secure Disclosure Schedule”).  The Secure Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 3; provided, that if any section or subsection of the Secure Disclosure Schedule discloses an item or information in such a way as to make its relevance to the disclosure required on another section or subsection of the Secure Disclosure Schedule reasonably apparent, then the applicable item or information will be deemed to have been also disclosed in such other section or subsection of the Secure Disclosure Schedule.  Secure hereby represents and warrants to the Company as follows:

3.1  Due Organization and Good Standing.  Secure is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Secure is duly qualified or licensed and in good standing to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure would not reasonably be expected to have a Secure Material Adverse Effect. Secure has heretofore made available to Company accurate and complete copies of Secure’s certificate of incorporation and bylaws, each as amended to date and as currently in effect (the “Secure Organization Documents”) each as amended to date and as currently in effect. Secure is not in violation of any provision of the Secure Organization Documents.

3.2  Capitalization.

(a)  The authorized capital stock of Secure consists of 50,000,000 shares of Secure Common Stock and 1,000,000 shares of preferred stock, par value $.0001 per share. As of the date hereof, (i) 12,500,000 shares of Secure Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding, and (ii) 37,500,000 shares of Secure Common Stock are authorized but unissued (of which 12,075,000 are reserved for the exercise of the warrants set forth in Section 3.2(c) below). Except as set forth herein or in Section 3.2(b) below, no shares of capital stock or other voting securities of Secure are issued, reserved for issuance or outstanding. All outstanding shares of Secure Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware (the “DGCL”), the Secure Organization Documents or any contract to which Secure is a party or by which Secure is bound.

(b)   Except for warrants issued to Secure’s sponsors to purchase 2,075,000  shares of Secure Common Stock (the “Sponsor Warrants”) and warrants issued to Secure’s public stockholders to purchase 10,000,000 shares of Secure Common Stock (the “Stockholder Warrants”), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Secure Common Stock or obligating Secure to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Secure Common Stock or securities convertible into or exchangeable for such shares, or obligating Secure to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such common stock. The Sponsor Warrants and the Stockholder Warrants comprise all of the Secure Warrants. Other than the conversion rights described in the Secure SEC Reports, there are no outstanding obligations of Secure to repurchase, redeem or otherwise acquire any shares of Secure Common Stock, except as set forth in Section 3.2(b) of the Secure Disclosure Schedule.

3.3  Authorization; Binding Agreement.  Secure has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation by Secure of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Secure (including the approval by its board of directors), and no other corporate proceedings on the part of Secure are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby, other than receipt of the Required Secure Vote (as hereafter defined).  Notwithstanding anything in this Section 3.3 to the contrary, the affirmative vote of the stockholders of Secure holding at least fifty-one percent (51%) of the issued and outstanding Secure Common Stock and a majority of the issued and outstanding IPO Shares (as defined in Secure’s certificate of incorporation, as amended) present and entitled to vote on the approval and adoption of this Agreement at the Special Meeting (the “Required Secure Vote”) is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby, provided, further, that stockholders of Secure holding 3,000,000 or more of the shares of Secure Common Stock sold in Secure’s initial public offering shall not have voted against the transactions contemplated hereunder and exercised their conversion rights under Secure’s certificate of incorporation to convert their shares of Secure Common Stock into a cash payment from the Trust Fund (as hereafter defined). This Agreement has been duly and validly executed and delivered by Secure and (assuming the due authorization, execution and delivery hereof by the Company and the Members) constitutes the legal, valid and binding obligation of Secure enforceable against Secure in accordance with its terms, subject to the Enforceability Exceptions.

3.4  Governmental Approvals.  To the knowledge of Secure, no Consent of or with any Governmental Authority on the part of Secure is required to be obtained or made in connection with the execution, delivery or performance by Secure of this Agreement or any ancillary agreement related hereto to which it is a  party or the consummation by Secure of the transactions contemplated hereby or thereby other than (a) such filings as contemplated by this Agreement, (b) for applicable requirements of the Securities Act and Exchange Act or any state “blue sky” securities Laws, and the rules and regulations thereunder, including without limitation, the Proxy Statement, (c) pursuant to Antitrust Laws, and (d) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to result in a Secure Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.

For purposes of this Agreement, “Secure Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the assets, liabilities, business, financial condition or operating results of Secure, except any changes or effects after the date hereof directly or indirectly attributable to (a) general political, economic, financial, capital market or industry wide conditions (except to the extent that Secure is affected in a disproportionate manner relative to other companies in the industries in which Secure conducts business), (b) the announcement of the execution of this Agreement, or the pendency of the consummation of the transactions contemplated hereby, (c) any condition described in the Secure Disclosure Schedule, (d) any change in GAAP or the interpretation thereof after the date hereof, (e) the execution by Secure and performance of or compliance by Secure with this Agreement, (f) any failure to meet any financial or other projections, or (g) any breach by the Company or the Member Representative of this Agreement.

3.5  No Violations.  To the knowledge of Secure, the execution and delivery by Secure of this Agreement and each other ancillary agreements related hereto and the consummation by Secure of the transactions contemplated hereby and thereby and compliance by Secure with any of the provisions hereof or thereof will not (a) conflict with or violate any provision of the Secure Organization Documents, (b) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Secure Material Contract, (c) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties, rights or assets of Secure or (d) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.4 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which Secure or any of their respective assets or properties is subject, except, in the case of clauses (b), (c) and (d) above, for any deviations from the foregoing that would not reasonably be expected to result in a Secure Material Adverse Effect.  Notwithstanding anything in this Section 3.5 to the contrary, the Required Secure Vote is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby, provided, further, that stockholders of Secure holding 3,000,000 or more of the shares of Secure Common Stock sold in Secure’s initial public offering shall not have voted against the transactions contemplated hereunder and properly exercised their conversion rights under Secure’s certificate of incorporation to convert their shares of Secure Common Stock into a cash payment from the Trust Fund (as hereafter defined). For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are (A) not delinquent or (B) being contested in good faith and by appropriate proceedings, and adequate reserves have been established on the books with respect thereto, (ii) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, (vi) Encumbrances that will be released prior to or as of the Closing, (vii) Encumbrances arising under this Agreement or any ancillary agreement hereto or created by or through Secure, and (viii) such other imperfections in title as are not, in the aggregate, reasonably likely to have a Secure Material Adverse Effect or a Company Material Adverse Effect, as applicable.

3.6  SEC Filings and Secure Financial Statements.

(a)  Secure has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by Secure with the SEC since October 23, 2007 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Secure SEC Reports”). Secure has delivered to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Secure’s Annual Reports on Form 10-K for each fiscal year of Secure beginning with the first year Secure was required to file such a form, (ii) Secure’s Quarterly Reports on Form 10-Q for each fiscal quarter that Secure was required to file a Quarterly Report on Form 10-Q in each of the fiscal years of Secure referred to in clause (i) above, (iii) all proxy statements relating to Secure’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 3.6) filed by Secure with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Secure SEC Reports”) and (vi) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U. S. C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”). The Secure SEC Reports were, and the Additional Secure SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Secure SEC Reports did not, and the Additional Secure SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Secure SEC Report or Additional Secure SEC Report has been or is revised or superseded by a later filed Secure SEC Report or Additional Secure SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Secure maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Secure is made known on a timely basis to the individuals responsible for the preparation of Secure’s filings with the SEC and other public disclosure documents. Each director and executive officer of Secure has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the date of Secure’s formation. As used in this Section 3.6(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)  The financial statements and notes contained or incorporated by reference in the Secure SEC Reports or to be incorporated by reference in the Additional Secure SEC Reports (“Secure Financials”) fairly present, or will fairly present at the time of filing, as the case may be, the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Secure as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Secure has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No financial statements other than those of Secure are required by GAAP to be included in the consolidated financial statements of Secure. The Secure SEC Reports contain a description of all non-audit services performed by Secure’s auditors for Secure since the date of Secure’s formation and the fees paid for such services; further, all such non-audit services were approved by the audit committee of Secure’s board of directors (the “Secure Board”). Secure has no off-balance sheet arrangements.

(c)  Neither Secure nor any manager, director, officer or employee of Secure has received any written complaint, allegation, assertion or claim from any Governmental Authority regarding the accounting or auditing practices, procedures, methodologies or methods of Secure or its internal accounting controls, including any complaint, allegation, assertion or claim that Secure has engaged in questionable accounting or auditing practices. No attorney representing Secure, whether or not employed by Secure has reported evidence of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Secure or any of its officers, directors, employees or agents to the Secure Board or any committee thereof or to any director or executive officer of Secure.

3.7  Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the Secure Financials, to the knowledge of Secure, Secure has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Secure Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred in the ordinary course of business consistent with past practice.

3.8  Information Supplied.  None of the information supplied or to be supplied by Secure expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time of filing with the SEC and at the time it becomes effective, and at the time of mailing of the Proxy Statement and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The definitive Proxy Statement will, as of the mailing date and as of the date of the Special Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. None of the information supplied or to be supplied by Secure in writing expressly for inclusion or incorporation by reference in any of the Ancillary Public Disclosures will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Secure makes no representation, warranty or covenant with respect to any information supplied by the Company or the Members expressly for inclusion which is contained in the Proxy Statement or any Ancillary Public Disclosures.

3.9  Absence of Certain Changes.

(a)  From the date of formation of Secure through the date hereof, except as set forth in the Secure SEC Reports, Secure has conducted its businesses in the ordinary course of business consistent with past practice and, since such time, there has not occurred any action that would constitute a breach of Section 4.1.

(b)  From the date of formation of Secure, except as set forth in the Secure SEC Reports, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Secure Material Adverse Effect.

3.10  Taxes and Returns.

(a)  Except as set forth on Section 3.10(a) of the Secure Disclosure Schedule, Secure has or will have timely filed, or caused to be timely filed, all Returns and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves, as disclosed in the Secure SEC Reports, have been established in accordance with GAAP. Section 3.10(a) of the Secure Disclosure Schedule sets forth each jurisdiction where Secure files or is required to file a Return. There are no liens with respect to any Taxes upon any of the Secure’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings. Secure does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Secure for any extension of time within which to file any Return or within which to pay any Taxes shown to be due on any Return. The Secure Disclosure Schedule lists all Returns filed with respect to Secure.  As of the Closing Date, Secure has paid all Taxes due (whether or not such Taxes are shown or required to be shown on any Return).

(b)  Secure has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to result in a Secure Material Adverse Effect following the Closing.

(c)  As of the date hereof, Secure is not being audited by any Taxing Authority or has been notified by any Taxing Authority that any such audit is contemplated or pending.

(d)  Since its date of incorporation, Secure has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(e)  As of the Closing Date, Secure will not be delinquent in the payment of any Tax nor, except as set forth in Section 3.10(e) of the Secure Disclosure Schedule, is there any material Tax deficiency outstanding, assessed or, to the knowledge of Secure, proposed against Secure.  There are no liens for Taxes upon the assets of Secure, other than for current Taxes not yet due and payable.

(f)  There is no action, audit, proceeding (whether administrative or judicial), or other examination of any Return of Secure by any Taxing Authority in progress, pending, or, to the knowledge of Secure, threatened relating to Taxes of Secure.

(g)  No adjustment relating to any Returns filed by Secure has been proposed in writing, formally or informally, by any Taxing Authority to Secure or any of the officers and directors thereof.

(h)  As of the Closing Date, Secure does not have any liability for any unpaid Taxes which have not been accrued for or reserved on Secure’s balance sheets included in the financial statements contained in the SEC Reports, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Secure in the ordinary course of business.

(i)  Secure (A) has never been a member of an affiliated, combined, consolidated, or unity group filing an income Tax Return (other than a group the common parent of which was Secure), (B) is a party to or bound by any Tax sharing or allocation agreement, or (C) is presently liable for the Taxes of any other Person, including, but not limited to: (i) by reason of Treasury Regulations Section 1.1502-6; (ii) as a transferee or successor; or (iii) by contract or indemnity.

(j)  Secure will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any:  (i) adjustment pursuant to Section 481 of the Code associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any governmental authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method, or open transaction method of accounting; or (iv) election under Section 108(i) of the Code to defer debt discharge income.

(k)  Secure has never distributed the stock of another Person in a transaction that was intended to be governed in whole or in part by Section 355 of the Code.

3.11  Employee Benefit Plans.  None of Secure or any trade or business (whether or not incorporated) that is treated as a single employer with Secure within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Secure ERISA Affiliate”) maintains or has any liability in connection with any (i) employee benefit plan (as defined in Section 3(3) of ERISA), (ii) loan to managers, officers or directors other than advances for expense reimbursements incurred in the ordinary course of business; (iii) securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements or (vi) current or former employment, consulting, change of control, retention or executive compensation, termination or severance plans, programs, policies, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations (contingent or otherwise) remain for the benefit of, or relating to, any present or former employee, consultant, manager or director. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Secure, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of Secure, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. None of Secure or any Secure ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

3.12  Employee Matters.  Secure has never had any current or former paid employees. Secure does not have any unsatisfied liability with respect to any current or former unpaid employee.

3.13  Material Contracts.

(a)  Except as set forth in the Secure SEC Reports filed prior to the date hereof, there are no written contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind to which Secure is a party or by or to which any of the properties or assets of Secure may be bound, subject or affected, which  (i) creates or imposes a liability greater than $250,000, (ii) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less or (iii) creates any rights with respect to the Secure Common Stock (the “Secure Material Contracts”). Except for the agreements related to the transactions contemplated by this Agreement, all Secure Material Contracts have been filed without redaction on the SEC’s website through EDGAR.

(b)  With respect to each Secure Material Contract: (i) the Secure Material Contract is valid and enforceable in all respects against Secure and, to Secure’s knowledge, the other party thereto and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions or other than such contracts that have expired by their terms); (ii) to the knowledge of Secure, Secure is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by Secure, or permit termination or acceleration by the other party, under the Secure Material Contract; (iii) the consummation of the transactions contemplated by the Agreement will not affect the terms, validity or enforceability of the Secure Material Contract against Secure and, to Secure’s knowledge, the other party thereto; and (iv) to Secure’s knowledge, no other party to the Secure Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Secure, under any Secure Material Contract except, with respect to each of clauses (i) through (iv), for any deviations from any of the foregoing or that would not reasonably be expected to result in a Secure Material Adverse Effect.

3.14  Litigation.  There is no Action pending, or, to the knowledge of Secure, threatened against Secure or any of its respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to result in a Secure Material Adverse Effect. There is no Order binding against Secure, any of its respective subsidiaries or any of their respective properties, rights or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Secure Material Adverse Effect. There is no material Action that Secure has pending against other parties.

3.15  Transactions with Affiliates.  Other than as set forth in the Secure SEC Reports, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Secure, on the one hand, and on the other hand, any (i) director, officer, employee or affiliate of either Secure or (ii) record or beneficial owner of more than 5% of the outstanding Secure Common Stock as of the date hereof.

3.16  Trust Fund.  As of the date hereof and at the Closing Date, Secure has no less than $79,400,000 invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental Stock Transfer & Trust Company (the “Trust Fund”); provided that a portion of the Trust Fund shall be utilized if needed to pay stockholders who elect to have their shares converted to cash in accordance with the Secure Organization Documents.

3.17  Investment Company Act.  Secure is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.18  Finders and Investment Bankers.  Except as set forth in Section 3.18 of the Secure Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Secure.

3.19  Title to Properties.  Secure does not own, leases, sublease or has any other interest in any real property.

3.20  Indebtedness.  Except as set forth in the Secure SEC Reports, Secure does not have any Indebtedness.

3.21  NYSE Amex Listing.  Secure Common Stock is listed for trading on the NYSE Amex (the “NYSEA”). Except as set forth in the Secure SEC Reports, there is no action or proceeding pending or, to Secure’s knowledge, threatened against Secure by the NYSEA with respect to any intention by such entity to prohibit or terminate the listing of Secure Common Stock on the NYSEA.

3.22  Board Approval.  The Secure Board (including any required committee or subgroup of the Secure Board) has, prior to the execution of this Agreement, unanimously (i) declared the advisability of this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated hereunder are in the best interests of the stockholders of Secure, (iii) determined that the fair market value of the Company and Company Subsidiaries is equal to at least eighty percent (80%) of the amount held in the Trust Fund as required by and in accordance with Secure’s certificate of incorporation, (iv) determined that the transactions contemplated by this Agreement constitutes a “Business Combination” as such term is defined in the Secure’s certificate of incorporation, and (v) adopted a resolution setting forth the Charter Amendments (as hereinafter defined) and declaring the advisability of the Charter Amendments.  The Board shall recommend to the stockholders of the Company that they adopt and/or approve this Agreement, the Charter Amendments, the Incentive Plan and the amendment of the outstanding warrants as provided in Section 5.5(a).

3.23  Insurance.  Section 3.23 of the Secure Disclosure Schedule sets forth a correct and complete list of all material insurance policies issued in favor of Secure, or pursuant to which Secure is a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) Secure is not in any material respect, in breach of or default under, and Secure has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

3.24  Environmental Matters.  Except for such matters that are not reasonably likely to result in a Secure Material Adverse Effect: (i) Secure has complied with all applicable Environmental Laws; (ii) Secure is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Secure has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance; and (iv) Secure is not subject to any Orders of any Governmental Authority or subject to any indemnity or other agreement with any third Person relating to liability under any Environmental Law or relating to Hazardous Substances.

3.25  Intellectual Property.  Except for its corporate names Secure does not own, license or otherwise has any right, title or interest in any Intellectual Property whether or not registered.

3.26  Regulatory Agreements; Permits.

(a)  There are no written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which Secure is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b)  Except as disclosed in the Secure SEC Reports, Secure holds all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Secure Permits”) all of which have been made available to Company and all of which are in full force and effect, and no suspension or cancellation of any of the Secure Permits is pending or, to the knowledge of Secure, threatened, except where the failure of any Secure Permits to have been in full force and effect, or the suspension or cancellation of any of the Secure Permits, would not reasonably be expected to result in a Secure Material Adverse Effect. Secure is not in violation in any material respect of the terms of any Secure Permit.

3.27  Representations and Warranties.  The representations and warranties of Secure included in this Agreement, as modified by the Secure Disclosure Schedules, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.  Except for the representations and warranties made by Secure in this Agreement, neither Secure nor any other Person makes any representation or warranty with respect to Secure or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing.

3.28  Takeover Statutes

. To the extent applicable, the Secure Board has taken all necessary action, including, without limitation, the approval of this Agreement, the Operating Agreement, the Voting Agreement, and the other transactions contemplated by this Agreement, the Operating Agreement and the Voting Agreement, to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the this Agreement, the Operating Agreement, the Voting Agreement or the other transactions contemplated by this Agreement, the Operating Agreement and the Voting Agreement.

ARTICLE IV

COVENANTS

4.1  Conduct of Business of the Company and of Secure.

(a)  Unless the other Parties hereto shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Executory Period”), except as expressly contemplated by this Agreement or as set forth on Section 4.1(a) of the Company Disclosure Schedule with respect to the Company, (i) the Company (and the Company Subsidiaries) and Secure shall conduct their respective business, in all material respects in the ordinary course of business consistent with past practice and (ii) the Company (and the Company Subsidiaries) and Secure shall use their respective commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, their respective business organization, to keep available the services of their respective managers, directors, officers, Key Employees and consultants, to maintain, in all material respects, existing relationships with all Persons with whom they do significant business (including, with respect to the Company, the Company Subsidiaries), and to preserve the possession, control and condition of their respective assets (including, with respect to the Company, the Company Subsidiaries).

(b)  Without limiting the generality of the foregoing clause (a), during the Executory Period, none of the Company, any of the Company Subsidiaries, or Secure will (except as contemplated by the terms of this Agreement or as set forth on Section 4.1(b) of the Company Disclosure Schedule (or except as such action is in the ordinary course of business consistent with past practice in all material respects) with respect to the Company or Company Subsidiaries or Section 4.1(b) of the Secure Disclosure Schedule with respect to Secure), without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed):

(i)  amend, waive or otherwise change, in any respect, any of its respective Charter Documents;

(ii)  other than in connection with any transactions that are entered into in the normal course of the Company’s real estate activities, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its capital stock (and with respect to the Company, any membership interests), or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its capital stock (and with respect to the Company, any membership interests), or other securities or equity interests, including any securities convertible into or exchangeable for any of its capital stock (and with respect to the Company, any membership interests) or equity interest of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such capital stock (and with respect to the Company, any membership interests) or other securities or equity interests;

(iii)  split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof, or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its capital equity or other securities or equity interests, provided, however, the Company may declare, pay or set aside any distributions in an amount equal to the Company’s accrual for member distributions and Taxes as computed consistently with past practices and presented on the Company Financials dated December 31, 2008;

(iv)  incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person;

(v)  increase the wages, salaries or compensation of any of its Key Employees by more than Five percent (5%), or increase bonuses for the foregoing individuals in excess of Five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2009 or 2010, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law or pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement;

(vi)  make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Return or claim for refund, make any change in its accounting or Tax policies or procedures, or take any action outside the ordinary course of business whose effect would be to materially increase present or future Tax liability or to materially decrease present or future Tax assets, in each case except as required by applicable Law or in compliance with GAAP;

(vii)  transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Intellectual Property or Licensed Intellectual Property, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(viii)  terminate or waive or assign any material right under any Company Material Contract or any Lease or enter into any contract (A) involving amounts potentially exceeding $250,000 or (B) that would be a Company Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less;

(ix)  fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)  enter into any new line of business;

(xi)  fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiaries in an amount and scope of coverage as are currently in effect;

(xii)  other than with respect to unaudited financial statements which are prepared using modified GAAP and Adjusted EBITDA, revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by the Company’s outside auditors;

(xiii)  waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of the Company Subsidiaries) not in excess of $100,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the Company Financials as of the date hereof;

(xiv)  close or materially reduce the Company’s or any Company Subsidiary’s activities, or effect any layoff or other Company-initiated personnel reduction or change, at any of the Company’s or any Company Subsidiary’s facilities;

(xv)  acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvi)  make capital expenditures in excess of $2,000,000;

(xvii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except for the currently proposed transaction by the Company relating to the acquisition of certain assets and the assumption of certain liabilities of Private Escapes Holdings, LLC, a Delaware limited liability company (“Private Escapes”), on terms and conditions substantially similar to and in accordance with those presented to Secure (the “Private Escapes Transaction”).

(xviii)  voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise);

(xix)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)  enter into any agreement, understanding or arrangement with respect to the voting of the Membership Interest or the capital equity of any Company Subsidiary;

(xxi)  take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)  enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(xxiii)  authorize or agree to do any of the foregoing actions.

For purposes of this Agreement, “Charter Documents” means any of the Company Organization Documents, Company Subsidiary Organization Documents or Secure Organization Documents.

(c)  It is agreed that, notwithstanding anything to the contrary contained in this Agreement, Secure and its affiliates shall be permitted to, and shall use its commercially reasonable efforts to negotiate and execute agreements related to the repurchase and redemption of, and other similar actions relating to, Secure Common Stock, Secure Warrants and Secure Units.

4.2  Access and Information; Confidentiality.

(a)  Between the date of this Agreement and the Closing, each of the Company and the Company Subsidiaries, on the one hand, and Secure, on the other hand, shall give, and shall direct its accountants and legal counsel to give, Secure, on the one hand, and the Company and the Company Subsidiaries, on the other hand, respectively, and its respective Representatives, at reasonable times and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the other Parties), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to such Party and its subsidiaries, as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of such Party providing such information. No information or knowledge obtained by any Party hereto pursuant to this Section 4.2(a) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated hereunder.

(b)  All information obtained by the Company or any Company Subsidiary, on the one hand, and Secure, on the other hand, pursuant to this Agreement shall be kept confidential in accordance with and subject to the Confidentiality Agreement, dated as of July 2, 2009, between Secure and the Company (the “Confidentiality Agreement”). The Parties further acknowledge and agree that the existence and terms of this Agreement are strictly confidential and that they and their respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) shall not disclose to the public or to any third Person the existence or terms of this Agreement other than with the express prior written consent of the other Parties, except as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over such Party or any of its Representatives, control persons or affiliates (including, without limitation, and rules or regulations of the SEC or the Financial Industry Regulatory Authority), or as may be required to defend any action brought against such Person in connection with the transactions contemplated hereby, in each case in accordance with and subject to the Confidentiality Agreement.

4.3  No Solicitation.

(a)  For purposes of this Agreement, “Acquisition Proposal” means (other than the transactions contemplated by this Agreement) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to a merger, reorganization, recapitalization, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving any of the Company, the Company Subsidiaries or Secure on the one hand and any third Person on the other hand, or acquisition or purchase of assets of the Company and the Company Subsidiaries or Secure representing 50% or more of such Person’s assets or business.  Notwithstanding the provisions of this Section 4.3, the Company may continue to talk, solicit, negotiate, entertain, meet with any third party or have conversations or communications whatsoever with any third party concerning or relating to raising additional sources of capital (whether via debt financing, equity financing or some combination thereof) when such sources are to be used to provide support for the transactions contemplated by this Agreement or to fund working capital and acquisitions currently being undertaken.

(b)  Except as provided in Section 4.3(a) above, during the Executory Period, in order to induce the Company and Secure to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, neither the Company, any Company Subsidiary nor Secure, shall, directly or indirectly, and shall not, directly or indirectly, authorize or permit any of its respective Representatives to, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding the Company, any Company Subsidiary, or Secure to any Person or group (other than a Party to this Agreement or their Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Secure or the Company, the approval and/or adoption of this Agreement, the Charter Amendments or the transactions contemplated hereunder, the Company’s Management, or Secure Board’s, recommendation that holders of Membership Interest or the Secure’s stockholders, respectively, adopt this Agreement, or the Secure Board’s recommendation that Secure’s stockholders adopt and/or approve the Charter Amendments, (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) release any third Person from, or waive any provision of, any confidentiality agreement to which the Company, any Company Subsidiary or Secure is a party (except as permitted pursuant to Section 4.2(a)), except as determined by the Secure Board or the board of managers of the Company, as applicable, reasonably and in good faith, after consultation with its independent financial advisor and its outside legal counsel, that the failure to take such action will result in a breach of its fiduciary obligations to Secure or its stockholders, or the Company or its members, as applicable, under applicable Delaware law. Without limiting the foregoing, each Party agrees that it shall be responsible for the actions of its Representatives that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Party. Each Party shall promptly inform its Representatives of the obligations undertaken in this Section 4.3.

(c)  Each Party shall notify the other Party hereto as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Party hereto promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Executory Period, each Party shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall direct, and use its reasonable best efforts to cause, its Representatives to cease and terminate any such solicitations, discussions or negotiations.

4.4  Restrictive Covenants.

(A)  Each Key Employee covenants that, in consideration of the benefit received from the transactions contemplated by this Agreement,  for a period of Thirty (30) months from the Closing Date (the “Non-Compete Period”), he will not, absent Secure’s prior written approval, directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity, solicit any person or entity that engages in (a) providing luxury destination club vacation opportunities or (b) the ownership and/or operation of a business of providing luxury destination club vacation opportunities.

(B)  Each Key Employee further covenants that until the conclusion of the Non-Compete Period, such Key Employee will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of Secure or its affiliates to terminate their employment with, or otherwise cease their relationship with, Secure.

(C)  Each Key Employee further covenants that until the conclusion of the Non-Compete Period, such Key Employee will not, directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of Secure or any of its affiliates.

(D)  Each Key Employee acknowledges that the restrictions contained in this Section 4.4 are reasonable and necessary to protect the legitimate interests of Secure and constitute a material inducement to Secure to enter into this Agreement and consummate the transactions contemplated hereunder.  Each Key Employee acknowledges that any violation of this Section 4.4 will result in irreparable injury to Secure and agrees that Secure shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 4.4, which rights shall be cumulative and in addition to any other rights or remedies to which Secure may be entitled.

In the event that any covenant contained in this Section 4.4 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.  The covenants contained in this Section 4.4 and each provision thereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

4.5  Member Representative.

(a)  Appointment of the Representative.  By virtue of the adoption of this Agreement and approval of the transactions contemplated hereunder by Ultimate Resort, the Company and the Members, Ultimate Resort, the Company and each Member (regardless of whether or not such Member votes in favor of the adoption of the Agreement and the approval of the transactions contemplated hereby, whether at a meeting or by written consent in lieu thereof) shall be deemed to have appointed, effective from and after the approval of the transactions contemplated by this Agreement, James Tousignant as the Member Representative to act as his, her or its representative and true and lawful attorney-in-fact, with full power of substitution, in such holder’s name and on such holder’s behalf, under this Agreement in the absolute discretion of the Member Representative in accordance with the terms of this Section 4.5.  This power of attorney and all authority hereby conferred is irrevocable and shall not be terminated by any act of any such holder, by operation of law, by such holder’s death or disability or by any other event, except as expressly set forth herein.  The Member Representative may be replaced upon the affirmative vote of the holders of a majority of the membership interests held by the Members immediately prior to the Effective Time.  Any Person or entity appointed to replace a former Member Representative shall execute a statement agreeing to perform the duties set forth in this Agreement.  The appointment of a replacement Member Representative shall become effective upon delivery of such statement to Secure.

(b)  Authority After the Effective Time.  From and after the Effective Time, the Member Representative shall be authorized to: (i) take all actions required by, and exercise all rights granted to, the Member Representative in this Agreement and the Indemnification and Escrow Agreement (as such term is hereafter defined); (ii) receive all notices or other documents given or to be given to the Member Representative by Secure pursuant to this Agreement; (iii) negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute under this Agreement; (iv) execute and deliver all agreements, certificates and documents required by the Member Representative in connection with the transactions contemplated by this Agreement; (v) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement; and (vi) take such other action as is necessary on behalf of the Members in connection with this Agreement and the transactions contemplated by this Agreement, including, without limitation, all such other matters as the Member Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the ancillary documents hereto.

(c)  Release from Liability; Indemnification; Authority of Representative.  By virtue of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement by the Members, each Member shall be deemed to have (i) released the Member Representative from, and agreed to indemnify the Member Representative against, liability for any action taken or not taken by the Member Representative in its capacity as such Member Representative in excess of the Member Representative’s pro rata portion of any Damages (as such term is hereafter defined), except for the liability of the Member Representative to a Member for loss which such holder may suffer from fraud committed by the Member Representative in carrying out its duties hereunder, and (ii) appointed, as of such approval, the Member Representative as such Member’s true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on such Member under any such agreement, to give and receive notices on such Member’s behalf and to be such Member’s exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Secure may be entitled to indemnification.  All actions, decisions and instructions of the Member Representative shall be conclusive and binding upon all of the Members.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

5.1  Notification of Certain Matters.  Each of Secure, on one hand, and each of the Company and the Members, on the other hand, shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs during the Executory Period: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third Person alleging that the Consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the transactions contemplated hereby set forth in Article VI not being satisfied or the satisfaction of any of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of the Company or Secure, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of the Company or Secure, as applicable, or any of their affiliates with respect to the consummation of the transactions contemplated hereby. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the transactions contemplated hereunder have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Moreover, no information or knowledge obtained by any Party hereto pursuant to this Section 5.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated hereby.

5.2  Commercially Reasonable Best Efforts.

(a)  Subject to the terms and conditions of this Agreement, prior to the expiration of the Executory Period, each Party shall use commercially reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all Requisite Regulatory Approvals), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. All costs and expenses payable in respect of any filings, applications and other actions taken by any Party hereto pursuant to Antitrust Laws shall be paid by the Company up front and One Hundred percent (100%) of the foregoing costs and expenses shall be reimbursed to the Company by Secure at the Effective Time.

(b)  Secure, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U. S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other Party and its outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c)  In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a) and Section 5.2(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or any other applicable Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private Person challenging any of the transactions contemplated hereby as violative of any Antitrust Law or any other applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Secure and the Company shall use its commercially reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

(d)  In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any other ancillary agreement contemplated hereby, Secure and the Company shall cooperate in all respects with each other and use its respective commercially reasonable best efforts to contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e)  Prior to the expiration of the Executory Period, the Company shall use its commercially reasonable efforts to obtain any Consents of third Persons with respect to any Company Material Contract or Lease as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby; provided, however, that the Company shall not be required to incur expenses exceeding $25,000 in the aggregate in connection with obtaining Consents with respect to any Company Material Contract or Lease that will be effective and valid prior to the Effective Time; provided, further, that Secure shall, upon the Closing, reimburse the Company for all costs associated with obtaining Consents of third Persons with respect to any Company Material Contract or Lease.

(f)  Notwithstanding anything herein to the contrary, neither Secure nor the Company shall be required to agree to any term, condition or modification with respect to obtaining any Consents or Requisite Regulatory Approvals in connection with the consummation of the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in a Company Material Adverse Effect or a Secure Material Adverse Effect.

5.3  Public Announcements.  Secure and the Company agree that no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either Party or any of their affiliates without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Secure or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Secure or the Company in compliance with this Agreement.

5.4  Option Plan.  Secure shall establish an incentive option or other equity plan for the directors, employees and consultants of Secure and their respective affiliates including, without limitation, the Company, in substantially the form attached as Exhibit A (“Incentive Plan”), which includes grant documentation. Secure shall use commercially reasonably efforts to obtain all necessary approval and authorization from the holders of Secure Common Stock for such Incentive Plan including, without limitation, including such Incentive Plan in the Proxy Statement.  Such Incentive Plan shall generally provide for a three (3) year vesting period. The number of shares of Secure Common Stock authorized and reserved for issuance under the Incentive Plan shall equal 1,200,000.

5.5  Proxy Statement.

(a)  Promptly after the date of this Agreement, Secure shall prepare and file with the SEC the Proxy Statement, for the purpose of, among other things, soliciting proxies from holders of Secure Common Stock to vote, at a meeting of the holders of Secure Common Stock to be called for such purpose (the “Special Meeting”), in favor of, among other things, (i) the adoption of the Incentive Plan, (ii) an amendment of Secure’s certificate of incorporation providing, among other things, for the amendment of the definition of the term, “Business Combination,” as defined therein (the “First Charter Amendment”), (iii) the adoption of this Agreement and the approval of the transactions contemplated hereby, including, without limitation, the transactions contemplated hereunder, (iv) an amendment of Secure’s certificate of incorporation providing for, among other things, the elimination of the text of Article FIFTH thereof in its entirety and to increase the number of authorized shares of Secure Common Stock (the “Second Charter Amendment” and together with the First Charter Amendment, the “Charter Amendments”), (vi) the amendment of all outstanding warrants to purchase Secure Common Stock to have an exercise price of $8.80 per share, a redemption trigger once the price per share reaches $15.05 and a term of four (4) years from Closing, and (vii) an adjournment or postponement proposal.

(b)  The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to promptly provide Secure with the information concerning the Company, its management and operations and financial condition required to be included in the Proxy Statement. The Company shall make its, and cause each Company Subsidiary to make its, managers, directors, officers and employees available to Secure and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.

(c)  Secure, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall use reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable.

(d)  Secure shall bear all expenses of the Proxy Statement, including fees and expenses, if any, of legal counsel or other advisors.

(e)  Secure shall make all necessary filings with respect to the transactions contemplated hereunder under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder.

(f)  Secure will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC under the Exchange Act or any supplement or amendment to the Proxy Statement has been filed, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement shall be filed without the approval of the Company, which approval shall not be unreasonably withheld.

(g)  If at any time prior to the Effective Time, any information relating to Secure or the Company, or any of their respective subsidiaries, affiliates, officers or directors, should be discovered by Secure or the Company, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Secure.

5.6  Reservation of Secure Common Stock and Earn-Out Payment.  Secure hereby agrees there shall be reserved for issuance and/or delivery such number of shares of Secure Common Stock as shall be required for issuance and delivery in accordance with the terms of the Operating Agreement as well as that amount to be reserved under the Incentive Plan. Secure covenants that it will authorize the number of shares of Secure Common Stock as shall from time to time be sufficient to issue any Secure Common Stock issuable in accordance with the terms of the Operating Agreement and under the Incentive Plan.

5.7  Special Meetings; Mailing of Proxy Statement.  As promptly as practicable following the execution of this Agreement, Secure, acting through the Secure Board, shall, in accordance with applicable Law:

(a)  duly call, give notice of, convene and hold the Special Meeting for the purposes described in Section 5.5. Except as otherwise expressly permitted by Section 4.3(b), Secure shall (i) use reasonable best efforts to solicit the approval and/or adoption of this Agreement or the Charter Amendments by the stockholders of Secure and (ii) include in the Proxy Statement (a) the Secure Board’s declaration of the advisability of this Agreement and the Charter Amendments and its recommendation to the stockholders of Secure that they approve and/or adopt this Agreement, the Charter Amendments and the transactions contemplated hereunder and (b) all other requests or approvals necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the proposals set forth in Section 5.5 (other than those with regarding adjournment or postponement of the Special Meeting). Notwithstanding the foregoing, Secure may adjourn or postpone the Special Meeting as and to the extent permitted by applicable Law provided such adjournment or postponement is consistent with this Agreement; and

(b)  promptly transmit any amendment or supplement to its stockholders, if at any time prior to the Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement.

5.8  [Intentionally deleted].

5.9  Directors and Officers of Secure. Secure and the Company shall take all necessary action so that the board of directors of Secure immediately after the Effective Time shall consist of a total of six (6) members, which shall consist of two (2) members designated by Secure and four (4) members designated by the Company, with a total of four (4) “independent” board members  (as defined by the rules and regulations of the SEC and the Nasdaq Stock Market Rules), and that the persons listed on Schedule 5.9 are appointed to the positions of officers of Secure immediately after the Effective Time, to serve in such positions effective immediately after the Effective Time.  The Founders (as such term is hereafter defined) and the Members shall enter into a voting agreement (the “Voting Agreement”) pursuant to which they agree to vote for the designees to the board of directors of Secure in accordance with this Section 5.9 through the annual meeting of the stockholders of Secure to be held in 2012.

5.10  Other Actions. Notwithstanding anything to the contrary in Section 5.3:

(a)  as promptly as practicable after the execution of this Agreement, Secure and the Company shall mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Immediately after the issuance of the Signing Press Release, Secure shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, attaching this Agreement and the Signing Press Release thereto (“Signing Form 8-K”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing.

(b)  as promptly as practicable after the voting results at the Special Meeting are known, Secure shall prepare a draft Form 8-K announcing such results, and announcing the Closing, if applicable, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to such results, including the transactions contemplated hereunder, if applicable, in any report or form to be filed with the SEC (“Closing Form 8-K”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the voting results at the Special Meeting are known, Secure and the Company shall mutually agree on and issue a press release announcing such voting results and, if applicable, the consummation of the transactions contemplated hereunder (“Closing Press Release”). Concurrently with the Closing, Secure shall distribute the Closing Press Release and shall file the Closing Form 8-K with the SEC.

5.11  Required Information.  In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Proxy Statement/Prospectus, the Closing Form 8-K, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of Secure and/or the Company to any Government Authority, the NYSEA or other third Person in connection with the transactions contemplated hereby, and for such other reasonable purposes, the Company and Secure each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, managers, members and stockholders and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereunder, or any other report, statement, filing, notice or application made by or on behalf of the Company or Secure to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

5.12  Charter Protections; Directors’ and Officers’ Liability Insurance.  All rights to indemnification or advancement of expenses for acts or omissions occurring through the Closing Date now existing in favor of the current or former directors and officers of the Company and each Company Subsidiary as provided in the Company’s Organization Documents and Subsidiary Organization Documents or in any agreements providing for indemnification or advancements shall survive the transactions contemplated hereunder and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Closing Date, Company shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and each Company Subsidiary, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date, covering the directors and officers of, and each other Person currently covered by such liability insurance, of the Company and each Company Subsidiary.

5.13  Merger.  If Secure or any of its successors or permitted assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of such Person assume the obligations of such Person pursuant to this Agreement, including, without limitation, the payment of the Earn-Out Payments.

5.14  Derivative Securities.  The Company shall use its best efforts to take any and all actions necessary to ensure that all outstanding options, warrants and other derivative securities of the Company or any Company Subsidiary shall have been terminated or exercised prior to Closing.

5.15  Further Assurances.  The Company, Ultimate Resort and Secure shall further cooperate with each other and use their respective commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third Person and/or any Governmental Authority.

5.16   Founders’ Stock.  Certain shares of Secure Common Stock held by the Secure America Acquisition Holdings, LLC, Asa Hutchinson, Philip McNeill, S. Kent Rockwell, Mark Frantz and Brian Griffin (collectively, the “Founders”) shall be transferred to Secure prior to the Effective Time pursuant to the terms of that certain side letter dated as of August 31, 2009, by and among the Founders, Secure and the Company, a copy of which is attached hereto as Exhibit G.

5.17  Certain Activities.  The parties understand and agree that Secure may enter into bridge loan arrangements, forward contracts or other mechanics the result of which will be an obligation to buy-back shares of Secure immediately after the Effective Time; provided that such contracts do not require Secure to utilize more than $26 million in cash.

ARTICLE VI

CONDITIONS TO CLOSING

6.1  Conditions to Each Party’s Obligations.  The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing Date of the following conditions:

(a)  Lender and Member Approvals. The Required Company Vote shall have been obtained and the Company shall have received the written consent of the lenders set forth on Schedule 6.1(a) to the transactions contemplated by this Agreement (the “Lender Approvals”).

(b)  Stockholder Approval. The (i) Required Secure Vote shall have been obtained in accordance with the DGCL and Secure’s certificate of incorporation, as amended, and the rules and regulations of the NYSEA or the Nasdaq Stock Market, LLC, as applicable, (ii) the stockholders of Secure holding 3,000,000 or more of the shares of Secure Common Stock sold in Secure’s IPO shall not have voted against the transactions contemplated hereunder and exercised their conversion rights under Secure’s certificate of incorporation, as amended, to convert their shares of Secure Common Stock into a cash payment from the Trust Fund, (iii) the Charter Amendments and the Incentive Plan shall have been duly adopted and approved by the stockholders of Secure in accordance with the DGCL and Secure’s certificate of incorporation, as amended, and the rules and regulations of the NYSEA or the Nasdaq Stock Market, LLC, as applicable,, and (iv) and the First Charter Amendment shall have become effective under the DGCL.

(c)  Antitrust Laws. The applicable waiting period (and any extension thereof) under any Antitrust Laws shall have expired or been terminated.

(d)  Requisite Regulatory Approvals and Consents. All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”), and all Consents from third Persons that are required in connection with the transactions contemplated by this Agreement, shall have been obtained or made.

(e)  No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the transactions contemplated hereunder illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereunder.

(f)  Operating Agreement.  Secure, the Company and the Members shall have duly executed and delivered the Operating Agreement.

(g)  Series A Preferred Voting Stock.  A certificate of designation with respect to the Series A Preferred Voting Stock (as defined in the Operating Agreement) shall have been duly adopted by the Secure Board in accordance with the DGCL and Secure’s certificate of incorporation, as amended, and shall have become effective under the DGCL.

(h)  Voting Agreement. The Members shall have duly executed and delivered the Voting Agreement in the form attached hereto as Exhibit C.

(i)  Registration Rights Agreement.  The Registration Rights Agreement, in the form attached hereto as Exhibit D, shall have been duly executed and delivered.

(j)  Indemnification and Escrow Agreement.  The Indemnification and Escrow Agreement, in the form attached as Exhibit E (the “Indemnification and Escrow Agreement”), shall have been duly executed and delivered.

(k)  Resignations.  All resignations from the directors and managers of Secure and the Company, respectively, as would be necessary to achieve the board compositions required by the Voting Agreement and the Operating Agreement, respectively.

(l)  Consummation of the Company Transactions.  The Company Transactions shall have been consummated.

6.2  Conditions to Obligations of Secure. The obligations of Secure to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Secure, at or prior to the Effective Time, of the following additional conditions:

(a)  Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, and with respect to representations and warranties qualified by materiality or Company Material Adverse Effect qualifiers true and correct in all respects, as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)  Agreements and Covenants. The Company and the Members shall have performed in all material respects all of their respective material obligations and complied with all of their respective material agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c)  No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Authority which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(d)  Officer Certificate. The Company shall have delivered to Secure a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of the Company, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(f).

(e)  Secretary’s Certificate. The Company shall have delivered to Secure a true copy of the resolutions of the board of managers of the Company and Ultimate Resort authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the Secretary or similar officer of the Company and Ultimate Resort, as applicable.

(f)  Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(g)  Employment Agreements. Secure shall have received employment agreements from James M. Tousignant, Phillip Callaghan, and Richard Keith, in form and substance mutually acceptable to each of such Persons (the “Employment Agreements”).

(h)  Legal Opinion. Secure shall have received an opinion of the Company’s counsel, Greenberg Traurig, LLP, which opinion shall have reasonable qualifications, assumptions and exceptions and shall be limited to opinions on the authorization of the Company and Ultimate Resort and the enforceability of this Agreement and the documents related hereto against the Company and Ultimate Resort, and in a form reasonably acceptable to Secure’s counsel, and dated as of the Closing Date.

(i)  Proposed Transaction.  The Private Escapes Transaction shall have been consummated on terms and conditions substantially similar to and in accordance with those presented to Secure.

(j)  Underwriting Commissions.  Secure shall have delivered the duly executed letter agreement, in the form attached hereto as Exhibit F, pursuant to which the deferred underwriters’ discount and commissions payable pursuant to that certain Underwriting Agreement entered into between Secure and SunTrust Robinson Humphrey, as representative of itself and the several underwriters referenced therein, dated as of October 23, 2009, shall have been reduced to the amounts set forth in such letter agreement.

(k)  Warrants.  Each outstanding warrant to purchase Secure Common Stock shall be amended to have an exercise price of $8.80, a redemption trigger once the price per share reaches $15.05 and a term of four (4) years from Closing.

(l)  Company Derivative Securities.  All Company and Company Subsidiary outstanding options, warrants and other derivative securities shall have been terminated or exercised.

(m)  Orlando Lease.  Secure shall receive, to its sole satisfaction, verification from an independent third party that the terms of the lease by and between the Company and La Mirada Plaza, LLC, a Florida limited liability company, are fair, reasonable and at prevailing market rates for similarly situated properties in the Orlando metropolitan area.

6.3  Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated hereunder are subject to the satisfaction or waiver by the Company, at or prior to the Closing Date, of the following additional conditions:

(a)  Representations and Warranties. Each of the representations and warranties of Secure set forth in this Agreement shall be true and correct in all material respects, and with respect to representations and warranties qualified by materiality or Secure Material Adverse Effect qualifiers true and correct in all respects, as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)  Agreements and Covenants. Secure shall have performed, in all material respects, its material obligations and complied with, in all material respects, its material agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)  No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Authority which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(d)  Officer Certificate. Secure shall have delivered to the Company a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Secure, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b), 6.3(c) and 6.3(f).

(e)  Secretary’s Certificate. Secure shall have delivered to the Company a true copy of the resolutions of the Secure Board authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the Secretary of Secure, or a similar officer.

(f)  Secure Material Adverse Effect. No Secure Material Adverse Effect shall have occurred since the date of this Agreement.

(g)  Legal Opinion. The Company shall have received an opinion of Secure’s counsel, Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., which opinion shall have reasonable qualifications, assumptions and exceptions and shall be limited to opinions on the authorization of Secure and the enforceability of this Agreement and the documents related hereto against Secure, and in a form reasonably acceptable to the Company’s counsel, and dated as of the Closing Date.

(h)  Special Meeting. The Required Secure Vote shall have been obtained such that those proposals and actions (other those regarding adjournment) described in Section 5.5, including the transactions contemplated hereunder, shall have been adopted in accordance with the DGCL and Secure’s certificate of incorporation, as amended.

6.4  Frustration of Conditions.  Neither Secure nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the earlier of Closing, notwithstanding any approval of the matters presented in connection with the transactions contemplated hereunder by the stockholders of Secure or the Members (the date of any such termination, the “Termination Date”), as follows:

(a)  by mutual written consent of each of the Company and Secure at any time;

(b)  by written notice by either Secure or the Company if the Closing conditions set forth in Section 6.1 have not been satisfied by the Company or Secure, as the case may be (or waived by Secure or the Company as the case may be) by the Closing Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to Secure or the Company due to failure by Secure, on one hand, or the Company or any Company Subsidiary, on the other hand, to fulfill any obligation under this Agreement;

(c)  by written notice by either Secure or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law that is, in each case, then in effect and is final and non-appealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order or Law to have been enacted, issued, promulgated, enforced or entered;

(d)  by written notice by Secure, if there has been a material breach by the Company of any of its representations, warranties, material covenants or material agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6.2 (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company prior to the Closing Date, then Secure may not terminate this Agreement under this Section 7.1(d) for twenty (20) calendar days after delivery of written notice from Secure to Company of such Terminating Company Breach, provided Company continues to exercise commercially reasonable best efforts to cure such breach (it being understood that Secure may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement or if such Terminating Company Breach by the Company is cured during such twenty (20) calendar day period);

(e)  by written notice by the Company, if there has been a material breach by Secure of any of its representations, warranties, material covenants or material agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6.3 (a “Terminating Secure Breach”); provided, however, that if such Terminating Secure Breach is curable by Secure prior to the Closing Date, then Company may not terminate this Agreement under this Section 7.1(e) for twenty (20) calendar days after delivery of written notice from Company to Secure of such Terminating Secure Breach, provided Secure continues to exercise commercially reasonable best efforts to cure such Terminating Secure Breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such Terminating Secure Breach by the Secure is cured during such twenty (20) calendar day period);

(f)  by written notice by either Secure or Company, if, at the Special Meeting (including any adjournment or postponement thereof at which this Agreement is voted upon), the Required Secure Vote is not obtained, the Charter Amendments are not adopted in accordance with the DGCL and Secure’s certificate of incorporation, as amended, and the rules and regulations of the NYSEA or the Nasdaq Stock Market, LLC, as applicable, or if the Required Company Vote or Lender Approvals are not obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to Secure where the failure to obtain the Required Secure Vote or the adoption of the Charter Amendments as aforesaid shall have resulted from Secure’s breach of this Agreement; and provided, further, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to the Company where the failure to obtain the Lender Approvals shall have resulted from the Company’s breach of this Agreement;

(g)  by written notice by Secure if the Closing conditions set forth in Section 6.2 have not been satisfied by the Company (or waived by Secure) by the Closing Date; provided, however, that the right to terminate this Agreement under this Section 7.1(g) shall not be available to Secure if Secure is in material breach of any representation, warranty or covenant contained in this Agreement; or

(h)  by written notice by Company if the Closing conditions set forth in Section 6.3 have not been satisfied by Secure (or waived by Company) by the Closing Date; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to Company if Company is in material breach of any representation, warranty or covenant contained in this Agreement.

7.2  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void (to the fullest extent permitted by applicable law), and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other Representatives of any of them, and all rights and obligations of each Party hereto shall cease, except as set forth in this Section 7.2 and in Section 7.3 and Article VIII. Without limiting the foregoing, Section 4.2(b), this Section 7.2, Section 7.3, Article VIII and Section 9.4 shall survive the termination of this Agreement.

7.3  Fees and Expenses.  Except as otherwise set forth in this Agreement, including without limitation Section 5.5(d), all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Secure, unless such transactions have been terminated in accordance with Section 7.1, in which case the Expenses shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto, the preparation, and filing of the Proxy Statement, the solicitation of the Required Secure Vote and all other matters related to the consummation of the transactions contemplated hereunder.

7.4  Amendment.  This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

7.5  Waiver.  At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-affiliated Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company or Secure in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

TRUST FUND WAIVER

8.1  Trust Fund Waiver.  The parties acknowledge and agree that the provisions of this Section 8.1 shall only apply in the event that the Closing does not occur as contemplated herein.

(a)  The Company, Ultimate Resort and the Member Representative each acknowledge that Secure is a blank check company formed for the purpose of acquiring one or more businesses or assets (an “Initial Business Combination”). The Company and the Member Representative each further acknowledges that Secure’s sole assets consist of the cash proceeds of the IPO and private placements of its securities, in each case, consummated on October 29, 2007, and that substantially all of those proceeds have been deposited in the Trust Fund for the benefit of Secure, certain of its public stockholders and the underwriters of the IPO. The monies in the Trust Fund may be disbursed only (i) to Secure in limited amounts from time to time, as set forth in the prospectus relating to the IPO, in order to permit Secure to pay its operating expenses; (ii) if Secure completes the transactions contemplated hereunder, which constitutes an Initial Business Combination, then to certain Persons and in certain amounts; and (iii) if Secure fails to complete an Initial Business Combination within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Fund, to Secure in limited amounts to permit Secure to pay the costs and expenses of its liquidation and dissolution, and then to Secure’s public stockholders (as such term is defined in the agreement governing the Trust Fund). For and in consideration of Secure’s entering into this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Company and the Member Representative, on behalf of his, her or itself and any of their respective managers, directors, officers, affiliates, members, shareholders, trustees or subsidiaries, hereby irrevocably waive any right, title, interest or claim of any kind (any “Claim”) they have or may have in the future in or to any monies in the Trust Fund and agree not to seek recourse against Secure’s directors or officers, the Trust Fund or any funds distributed therefrom, as a result of, or arising out of, any Claims against Secure arising under this Agreement and the other transactions and transaction documents contemplated thereunder.

(b)  In the event the Company or the Member Representative commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Secure, which proceeding seeks, in whole or in part, relief against the Trust Fund and/or its assets or the Secure’s public stockholders, whether in the form of money damages or injunctive relief, the prevailing party shall be entitled to recover from the non-prevailing party the associated legal fees and costs in connection with any such action.

ARTICLE IX

MISCELLANEOUS

9.1  Survival.  The Confidentiality Agreement and the Company’s and the Member Representative’s waiver set forth in Section 8.1(a), shall survive termination of this Agreement in accordance with Section 7.1.

9.2  Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i) if to the Company and the Members, to:

Ultimate Escapes Holdings, LLC
3501 W. Vine St. Suite 225
Kissimmee, FL 34741
Attn:  James M. Tousignant, President
Facsimile:  (407) 483-1935

with a copy to (but which shall not constitute notice to the Company or the Members):

Greenberg Traurig LLP
200 Park Avenue
New York, NY 10166
Attn:  Alan I. Annex, Esq.
Facsimile: (212) 801-6400

(ii) if to the Member Representative to:

James M. Tousignant
3501 W. Vine St. Suite 225
Kissimmee, FL 34741
Facsimile:  (407) 483-1935

with a copy to (but which shall not constitute notice to the Member Representative):

Greenberg Traurig LLP
200 Park Avenue
New York, NY 10166
Attn:  Alan I. Annex, Esq.
Facsimile: (212) 801-6400

(iii) if to Secure (before the Closing) to:

Secure America Acquisition Corporation
1005 North Glebe Road, Suite 550
Arlington, VA 22201
Attn: C. Thomas McMillen
Facsimile: (703) 528-0956

with a copy to (but which shall not constitute notice to Secure):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attn:  Kenneth R. Koch, Esq.
Facsimile: (212) 983-3115

9.3  Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.4  Governing Law; Jurisdiction.  This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Secure and the Company agree that a final judgment in any Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Secure and the Company irrevocably consents to the service of the summons and complaint and any other process in any other Action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5  Waiver of Jury Trial.  Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6  Counterparts.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7  Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (iii) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (iv) the term “knowledge,” when used with respect to the Company or Ultimate Resort, shall mean the actual knowledge after reasonable inquiry of the Key Employees, and, when used with respect to Secure, shall mean the actual knowledge of C. Thomas McMillen and James Maurer after reasonable inquiry, and (v) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the State of Delaware. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.8  Entire Agreement.  This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Disclosure Schedules referred to herein (and including without limitation the Indemnification and Escrow Agreement), which exhibits and Disclosure Schedules are incorporated herein by reference and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

9.9  Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereunder be consummated as originally contemplated to the fullest extent possible.

9.10  Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company or Secure in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that prior to the termination of this Agreement in accordance with Section 7.1, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.11  Third Parties.  Except for the rights of the Indemnitees (as such term is defined in the Indemnification and Escrow Agreement) and the Members set forth in the Indemnification and Escrow Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Contribution Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

SECURE AMERICA ACQUISITION CORPORATION

By:	/s/ C. Thomas McMillen
Name: C. Thomas McMillen
Title: Chief Executive Officer

ULTIMATE ESCAPES HOLDINGS, LLC

By:	/s/ James M. Tousignant
Name: James M. Tousignant
Title: President and Chief Executive Officer

ULTIMATE RESORT HOLDINGS, LLC

By:	/s/ James M. Tousignant
Name: James M. Tousignant
Title: President and Chief Executive Officer

MEMBER REPRESENTATIVE:

/s/ James M. Tousignant
James M. Tousignant